As filed with the Securities and Exchange Commission on May 19, 2016

Registration No. 333-176161

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-176161

UNDER THE SECURITIES ACT OF 1933

TRAVELCENTERS OF AMERICA LLC

(Exact name of registrant as specified in its charter)

Delaware	20-5701514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24601 Center Ridge Road, Suite 200
Westlake, OH 44145-5639
(Address of principal executive offices) (zip code)

Amended and Restated TravelCenters of America LLC

2007 Equity Compensation Plan, as amended

(Full title of the plan)

Andrew J. Rebholz

Executive Vice President, Chief Financial Officer and Treasurer

TravelCenters of America LLC

24601 Center Ridge Road

Westlake, Ohio 44145

(Name and address of agent for service)

(440) 808-9100

(Telephone number, including area code, of agent for service)

Copies to:

Mark R. Young, Esq. Executive Vice President and General Counsel TravelCenters of America LLC Two Newton Place 255 Washington Street Newton, MA 02458 (617) 796-8157	Margaret R. Cohen, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116 (617) 573-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF COMMON SHARES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by TravelCenters of America LLC (the “Registrant”):

File No. 333-176161, pertaining to the registration of 3,000,000 common shares, no par value, of the Company (“Common Shares”) available for issuance under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, as amended (the “2007 Plan”).

At the Annual Meeting of Shareholders held on May 19, 2016, the Registrant’s shareholders approved the Registrant’s 2016 Equity Compensation Plan (the “2016 Plan”) to replace the 2007 Plan for grants of equity-based awards to the Registrant’s officers, directors, employees and other individuals (whether or not employees) who render services to the Registrant or its subsidiaries.

Effective May 19, 2016, the 2007 Plan was suspended and no additional awards will be made thereunder.  Effective immediately upon the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant hereby deregisters an aggregate of 64,985 Common Shares previously registered for offer and sale under the 2007 Plan.  The deregistered shares represent Common Shares remaining available for future issuance under the 2007 Plan as of May 19, 2016.

Prior to the filing of this Post-Effective Amendment No. 1 to the Registration Statement, covering the 2007 Plan, the Registrant filed a new Registration Statement on Form S-8 to register the Common Shares available for issuance under the 2016 Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on May 19, 2016.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Andrew J. Rebholz
Andrew J. Rebholz
Executive Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:	May 19, 2016	by:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President, Chief Executive Officer and Managing Director (Principal Executive Officer)

Date:	May 19, 2016	by:	/s/ Andrew J. Rebholz
Andrew J. Rebholz, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

Date:	May 19, 2016	by:	/s/ William E. Myers
William E. Myers, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date:	May 19, 2016	by:	/s/ Barbara D. Gilmore
Barbara D. Gilmore, Independent Director

Date:	May 19, 2016	by:	/s/ Lisa Harris Jones
Lisa Harris Jones, Independent Director

Date:	May 19, 2016	by:	/s/ Arthur G. Koumantzelis
Arthur G. Koumantzelis, Independent Director

Date:	May 19, 2016	by:	/s/ Joseph L. Morea
Joseph L. Morea, Independent Director

Date:	May 19, 2016	by:	/s/ Barry M. Portnoy
Barry M. Portnoy, Managing Director